Supplemental (Effective 4/5/24)
Sonida Senior Living, Inc.
Supplemental Compensation Recovery Policy
1.Purpose. Sonida Senior Living, Inc. (the “Company”) is committed to doing business ethically and in compliance with the law and maintaining a strong culture of integrity. The purpose of this Policy is to set forth the procedures established by the Company’s Board of Directors (the “Board”) for (a) the recoupment of Erroneously Awarded Compensation received by a Covered Employee in connection with an Accounting Restatement or a Reporting Error (each as defined below) and (b) the recoupment of certain compensation in the event of Misconduct (as defined below) by a Covered Employee. This Policy supplements the Sonida Senior Living, Inc. Compensation Recovery Policy dated effective December 1, 2023 (the “Mandatory Recovery Policy”).
2.Administration. This Policy shall be administered by the Committee. Any determinations made by the Committee shall be final and binding on all affected individuals.
3.Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.
(a)“Accounting Restatement” shall mean, with respect to any financial reporting period that begins on or after April 1, 2024, an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement (i) to correct an error in previously issued financial restatements that is material to the previously issued financial statements (a “Big R” restatement), or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected in the current period or left uncorrected in the current period (a “little r” restatement).
(b)For purposes of this Policy, an Accounting Restatement shall not be deemed to occur in the event of a revision of the Company’s financial statements due to an out-of-period adjustment or a retrospective: (i) application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization, (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; or (v) revision for stock splits, reverse stock splits, stock dividends, or other changes in capital structure.
(c)“Board” shall mean the Board of Directors of the Company.
(d)“Clawback Period” shall mean: (i) with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years; (ii) with respect to any Reporting Error, the three (3) completed fiscal years of the Company immediately preceding the date the Company discovers the Reporting Error; and (iii) with respect to a Covered Individual’s Misconduct, the sixty (60) month period that begins thirty-six (36) months immediately preceding the date on which such Misconduct occurs, provided that, for purposes of this clause (iii), if such Misconduct occurs after the Covered Individual’s termination of employment with the Company Group, the Clawback Period will be the sixty (60) month period that begins thirty-six (36) months immediately preceding the date on which the Covered Individual ceased to be employed by the Company Group.
(e)“Committee” shall mean the Compensation Committee of the Board.
(f)“Company” shall mean Sonida Senior Living, Inc., a Delaware corporation.
(g)“Company Group” shall mean the Company, together with each of its direct and indirect subsidiaries.
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(h)“Covered Compensation” shall mean any annual incentive compensation, performance-based long-term cash incentive compensation, performance-based equity compensation, time-based cash retention awards, time-based equity compensation and/or cash severance payments, in each case Received by a Covered Individual (i) on or after the Effective Date, (ii) after beginning service as an Covered Individual, and (iii) during the applicable Clawback Period.
(i)“Covered Individuals” shall mean, collectively, (i) any employee of any member of the Company Group who receives an award under the Stock Incentive Plan, and (ii) any employee of any member of the Company Group listed on, or whose title is listed on, Appendix A hereto, in each case regardless of whether such employee ceases to be employed by any member of the Company Group after the Effective Date.
(j)“Effective Date” shall mean April 5, 2024.
(k)“Erroneously Awarded Compensation” shall mean, with respect to each Covered Individual in connection with an Accounting Restatement or Reporting Error, the amount of Incentive-based Compensation received by the Covered Individual during the applicable Clawback Period that exceeds the amount of Incentive-based Compensation that otherwise would have been Received by the Covered Individual during such Clawback Period had it been determined based on the corrected amount(s), computed without regard to any taxes paid.
(l)“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Policy be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.
(m)“Incentive-based Compensation” shall mean any Covered Compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure or Objective Non-Financial Performance Measure.
(n)“Misconduct” shall mean a Covered Individual’s: (i) willful and material breach of the Company’s code of conduct/code of ethics, insider trading or other related internal policies; (ii) material breach of any restrictive covenant (e.g., non-competition, non-solicitation, confidentiality provision, non-disparagement); (iii) gross or willful failure to substantially perform reasonably assigned duties; (iv) conviction of or plea of nolo contendere to (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud in the performance of the Covered Individual’s duties on behalf of the Company Group or that causes demonstrable harm to the business or reputation of any member of the Company Group; or (v) commission of any act of fraud, misappropriation, or embezzlement against any member of the Company Group.
(o)“Objective Non-Financial Performance Measure” shall mean any objective performance measure that is not a Financial Reporting Measure, which shall include, but shall not be limited to, number of senior communities, number of residents, rate optimization, occupancy rate, reputation score, resident satisfaction score and employee engagement score.
(p)“Policy” shall mean this Compensation Recovery Policy, as the same may be amended and/or restated from time to time.
(q)“Received” shall mean:
(i)With respect to Incentive-based Compensation, the actual or deemed receipt of such Incentive-based Compensation, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure or Objective Non-Financial Performance Measures, as applicable, specified in the Incentive-based Compensation award is
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attained, even if payment or grant of the Incentive-based Compensation occurs after the end of that period;
(ii)With respect to Covered Compensation that is subject solely to a service-based vesting or payment condition, the actual or deemed receipt of such Covered Compensation, and such Covered Compensation shall be deemed received in the Company’s fiscal period during which the service-based vesting or payment condition is satisfied, event if the payment or grant of such Covered Compensation occurs after the end of that period;
(iii)With respect to any Covered Compensation that is in the nature of severance pay or benefits, the actual receipt of such severance pay or benefits.
(r)“Reporting Error” shall mean an error in the calculation or determination of any Financial Reporting Measure or Objective Non-Financial Measure used to determine the amount or timing of payment of a Covered Employee’s Incentive-based Compensation. Covered Compensation shall be subject to recovery under this Policy with respect to Reporting Errors that occur on or after April 1, 2024.
(s)“Stock Incentive Plan” shall mean the Sonida Senior Living 2019 Omnibus Stock and Incentive Plan, as the same may be amended or restated from time to time, and any successor equity incentive plan adopted by the Company.
(t)“Vested Time-Based Awards” means, with respect to any Covered Individual as of any date, any time-based cash retention awards or time-based equity compensation previously granted to such Covered Individual that have become vested as of such date.
4.Repayment of Erroneously Awarded Compensation.
(a)If the Committee determines that a Covered Individual is responsible for or had a material role in causing (directly or indirectly) the Accounting Restatement or Reporting Error, the Committee may, in its sole discretion and to the extent legally permitted, require the return, repayment, or forfeiture of any Erroneously Awarded Compensation for such Covered Individual in connection with such Accounting Restatement or Reporting Error.
(b)The Committee shall have broad discretion to determine the timing and appropriate method of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances. The method of recovery may include, but not be limited to, (i) seeking reimbursement of all or part of any cash or equity-based award, (ii) cancelling outstanding cash or equity-based awards, whether vested or unvested or paid or unpaid, (iii) cancelling or offsetting any planned future cash or equity-based awards, (iv) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended, or (v) any other method authorized by applicable law or contract.
(c)To the extent that a Covered Individual fails to repay all Erroneously Awarded Compensation to the Company Group when due (as determined by the Committee), the Committee may, in its discretion, cause the Company to take any actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Covered Individual. The applicable Covered Individual shall, in the Committee’s discretion, be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.
5.Repayment of Covered Compensation for Misconduct.
(a)If the Committee determines that a Covered Individual has engaged in Misconduct and the Committee makes such determination within twenty-four (24) months following the date on which such Misconduct occurred, the Committee may, in its sole discretion and to the extent legally permitted, require the return, repayment, or forfeiture of any Covered Compensation received by such Covered Individual during the Clawback Period; provided, however, that the Committee may not
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require the return, repayment, or forfeiture of any of such Covered Individual’s Vested Time-Based Awards as of the date immediately preceding the date on which such Misconduct occurred. In each such instance, the amount of Covered Compensation required to be returned, repaid, or forfeited (the “Forfeited Amount”) shall be determined by the Committee in its sole discretion based on all applicable facts and circumstance, including (i) the nature and severity of the Misconduct, (ii) the impact of the Misconduct on the Company’s financial condition and reputation, (iii) the impact of the Misconduct on the Company’s shareholders, employees and residents, (iv) whether and to what extent the Covered Individual was unjustly enriched, (v) whether the expense of recovering the applicable Covered Compensation exceeds the amount sought to be recovered, (vi) any pending or threatened legal proceedings relating to, directly or indirectly, the Misconduct, and any actual or anticipated resolution, (vii) whether seeking recovery could harm or prejudice the interests of any member of the Company Group in any way, and (viii) how the Company has addressed prior similar incidents of Misconduct. For avoidance of doubt, in no event shall the Forfeited Amount for a Covered Individual exceed the amount equal to the aggregate Covered Compensation Received by such Covered Individual during the Clawback Period.
(b)The Committee shall have broad discretion to determine the timing and appropriate method of recovery of the Forfeited Amount, which may include, but no be limited to, (i) seeking reimbursement of all or part of any cash or equity-based award, (ii) cancelling outstanding cash or equity-based awards, whether vested or unvested or paid or unpaid, (iii) cancelling or offsetting any planned future cash or equity-based awards, (iv) forfeiture of deferred compensation, subject to compliance with Section 409A, or (v) any other method authorized by applicable law or contract.
(c)To the extent that a Covered Individual fails to repay all of the Forfeited Amount when due (as determined by the Committee), the Committee may, in its discretion, cause the Company to take any actions reasonable and appropriate to recover such Forfeited Amount from the applicable Covered Individual. The applicable Covered Individual shall, in the Committee’s discretion, be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Forfeited Amount in accordance with the immediately preceding sentence.
6.Interpretation. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy.
7.Effective Date. This Policy shall be effective as of the Effective Date.
8.Amendment; Termination. The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary. The Committee may terminate this Policy at any time.
9.Other.
(a)Any applicable award agreement or other document setting forth the terms and conditions of any compensation covered by this Policy shall be deemed to include the restrictions imposed herein and incorporate this Policy by reference and, in the event of any inconsistency, the terms of this Policy will govern.
(b)Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company Group under applicable law, regulation or rule or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company Group. For avoidance of doubt, this Policy shall apply in addition to, and not in lieu of, the Mandatory Recovery Policy. Any amounts recouped under any other policy (including the Mandatory Recovery Policy) that would be recoupable under this Policy shall count toward any required recoupment under this policy and vice versa.
(c)The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted and shall automatically
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be deemed amended in a manner consistent with its objectives to the extent necessary to conform to applicable law. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy.

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APPENDIX A
Other Covered Individuals1

1 NTD: Sonida to provide or state “None” if none to be listed as of Effective Date.
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